Exhibit 10.11

TECHNICAL COOPERATION AGREEMENT

THIS AGREEMENT, entered into on August 10, 2009, by and between

Membran-Flltrations-Technik GmbH, a corporation organized and existing under the laws of the Federal Republic of Germany, having its main office and place of business at Vitalisstr. 314, D-50829 Koln, Germany, thereafter named MFT, and

Swiss-lndo Trade and Invest SA, a corporation organized and existing under the laws of Switzerland, having its place of business at Route de Fribourg 15, CH 1723 Marly, Switzerland thereafter named Swiss-lndo.

WITNESSETH :

WHEREAS, MFT is engaged in the manufacture and sale of Membrane Filtration Plant Products and

WHEREAS, MFT has acquired and possesses valuable technical information on the design, manufacture, construction or assembly of Membrane Products; and

WHEREAS, MFT has the right to use this technical information and industrial property rights
and

WHEREAS, Swiss-lndo desires to obtain and MFT is willing to transfer this information for manufacture, use and sell of the Membrane Products utilizing this technical information.

NOW, THEREFORE in consideration of the premises and covenants herein set forth the parties hereto agree as follows:

Article 1 Definitions

As used in this Agreement, the following terms have the following meanings respectively:

1.	"Membrane Products" are defined as MFT designed assembly of Microfiltration Ultrafiltration, Nanofiltration and Reverse Osmosis equipment fortreatinq water with membrane technology

2.
'Technical Information" means all the up to date technical knowledge know-how standard calculations, data and information developed or otherwise, patented or unpatented generally used by MFT pertaining to the manufacture use and sale of the Membrane Products.

3.
"Industrial Property Rights" means any or all rights under patent, utility models and application thereof presently owned or during the term hereof acquired by MFT and/or which MFT has the right to control which are applicable to or may be used in manufacture of the Membrane Products.

Article 2. Grant of Information

1. MFT hereby grants to Swiss-lndo the exclusive riqht to manufacture use and sell the Membrane Products using the Industrial Property Rights and Technical Information furnished by MFT.

2. Swiss-lndo shall manufacture the Membrane Products in the same quality as MFT.

3. Swiss-lndo agrees not to contest any of the patent and any of the Industrial Property Rights.

Article 3. Information

1. Upon written request of Swiss-lndo, MFT shall furnish personnel, engineering information with necessary drawings, technical data and price information on a breakdown basis in order to enable Swiss-lndo to build up a production and assembly line for producing membrane equipment.

2. To assist Swiss-lndo in marketing and selling the Membrane Products, MFT will furnish Swiss-lndo with one complete set of current materials, generally used by MFT for sales promotion, such as brochures, catalogues and technical data available form MFT, which cover the entire range of Membrane Products.

Article 4. Technical Assistance and Services

1. MFT shall, as part of the Technical Information and against payment of the Technical Information Payment as provided in Article 6, supply Swiss-lndo with the following data for 3 standard plant sizes (5,13 and 42 m3 per hour) in order that Swiss-lndo may manufacture to their best advantage the Membrane Products without delay;

(a) Drawings for designing, piping and instrumentation plans, and layouts
(b) Specifications,
(c) Materials list.
(d) General calculation sheet,
(e) Operating & instruction manuals,
(f) Any other necessary technical data and know-how generally used by MFT.

2. MFT shall by request of Swiss-lndo help to arrange for the manufacturing facility of Swiss-lndo in Switzerland. MFT will on request of Swiss-lndo carry out design and operational training in Switzerland. MFT, within its possibilities without interfering with its ongoing business, shall arrange to make available qualified personnel for consultation with, and training of Swiss-lndo personnel. Cost for trips, meals, lodging, and other expenses of those MFT personnel shall be borne by Swiss-lndo. Swiss-lndo shall pay EUR 800. - (eight hundred) per day for each of those MFT personnel..

3. MFT shall, by request of Swiss-lndo, made after consultation with MFT permit technical personnel designated by Swiss-lndo to have an opportunity to study, at reasonable times, the design and manufacture of the Membrane Products at MFT's place of business. MFT within its possibilities without interfering with its ongoing business, shall arrange to make available qualified personnel for consultation with, and training of such Swiss-lndo personnel. Cost for round trips, meals, lodging, and other expenses of personnel dispatched for training shall be borne by Swiss-lndo.

Article 5. Payment

1. In consideration of the Technical Information and the Industrial Property Rights furnished by MFT to Swiss-lndo, Swiss-lndo shall pay to MFT the following compensation in the amount and in the manner specified below.

(a) Initial Payment

Swiss-lndo shall pay MFT an initial payment in the amount of EUR 250.000. -(twohundredfivtythousand) (herein referred to as the Initial Payment). The Initial Payment shall be made within 30 working days from the date this Agreement is entered.

(b) Royalty

Swiss-lndo shall pay Royalty of 3% (three percent) of the net selling price (herein referred to as the Royalty for each sale of the Membrane Products (herein referred to as the Net Selling Price). A minimum royalty payable at the beginning of each calendar of EUR 30.000 year shall be due. The agreed percentage royalty will be accounted against the minimum Royalty payable in such year. The overlapping percentage royalty will be due at the end of every accounting month.

2. The Net Selling Price shall be the gross invoice price of Membrane Products sold or otherwise disposed of by Swiss-lndo in normal, bonafide, commercial transaction without any deduction ..

3. All payments due under this Article shall be made in EURO currency.

4. All direct taxes, such as sale or value added tax payable on the Initial Payment, Minimum Royalty or Royalty shall be borne by Swiss-lndo.

Article 6. Supply of components, parts and raw materials

Upon Swiss-indo's written request, MFT shall supply components, parts and raw materials to Swiss-lndo in due time and at reasonable and competitive prices.

Article 7. Consultancy Services

1. Upon Swiss-lndo's written request, MFT shall provide consultancy services to Swiss-lndo by M. Hans-Ulrich Hubbel.

2. Cost for trips, meals, lodging, and other expenses linked to these services and aqreed by Swiss-lndo shall be borne by Swiss-lndo.

3.    Swiss-lndo shall pay EUR 2000.- (two thousand) per day of consultancy time of M. Hubbel.

Article 8. Records, Auditing and Reports

1. Swiss-lndo shall keep proper records of each sale of Membrane Products for determininq the Royalty and keep those records at its offices for at least five years, including the overall order price with clients, the number, and the type of the membrane Products sold or used under this.

2. Swiss-lndo shall calculate the Royalty for each six months period and send its statement of Royalty for the immediately preceding six months period to Licensor, taking account for the Minimum Royalty paid for the respective calendar year, together with full evidences of the Records.

3. mft shall be entitled to inspect the Records at the offices of Swiss-lndo. at any reasonable time by its representatives or by an independent auditor. If an audit reveals that Swiss-lndo the Records are incorrect, the Swiss-lndo has to pay the cost of such audit.

Article 9. Liability

1. MFT represents that to its knowledge there are no defects in the Industrial Property Riqhts or defects to the invention underlying a Patent however MFT does not quarantee the complete absence of defects.

2. MFT shall not be responsible for any damaqe resultino from faultv application by Swiss-lndo of Technical Information and information received under the Industrial Property Rights.

3. Nothing contained in this Agreement shall be construed as constituting either party as a partner, joint venturer, employee, or agent of the other, it being intended that each remain an independent contractor responsible only for its own actions.

4. Neither party shall be bound by or be liable for any act or omission by the other party, or for any promise, warranty, representation, obligation or debt incurred by the other party. To this end, each of the parties agrees to Indemnify the other or its representatives against any claim, demand, cause of action, loss, cost or expense arising out of or in connection with any actions or omissions of that party in breach of this Agreement including any professional fees incurred by the injured party in the prosecution or defence or settlement of any such claims or causes of action.

Article 10. Non Competition

1. MFT agrees that it shall not without prior written consent of Swiss-lndo, manufacture and/or sell Membrane Products linked to renewable energies projects or to be powered by renewable energies.

2. Swiss-indo agrees that it shall not without prior written consent of MFT, manufacture and/or sell Membrane Products not linked to renewable energies projects or not planned to be powered by renewable energies.

Article 11. Duration and Termination

1. This Agreement shall be effective for an initial period of five years from the Effective Date of this Agreement. After the end of this period, this Agreement is automatically renewed, unless either of the parties states in writing that he does not want to renew the Agreement, at least 90 days prior to its end date.

2. If either party hereto continues in default of any obligation imposed on it herein for more than 30 (thirty) days after notice has been given by the other party requesting the party in default to remedy such default, the other party may terminate this Agreement to this effect by notice to the first party and this Agreement shall terminate on the date of dispatch of such notice.

3. In the event of bankruptcy, receivership, insolvency or assignment for the benefit of creditors of either party hereto, the other party may terminate this Agreement effective immediately by giving the first party written notice to that effect.

Article 12. Secrecy

    Swiss-lndo agrees that it shall not without prior written consent of MFT sell assign or divulge the patented or unpatented Technical Information disclosed and furnished by MFT or received otherwise form MFT hereunder in any manner to anyone except those of its employees and its subcontractors who will be using such Technical Information in the manufacture and assembly of the Membrane Products. The secrecy obligation will survive any termination or expiration of this Agreement and shall remain in effect for further 10 (ten) years thereafter.

Article 13. Force Majeure

    1. Neither party shall be liable in any manner for failure or delay upon fulfilment of all or part of its obligations under this Agreement (other then the obligation to make payment hereunder), directly or indirectly owing to any causes or circumstances beyond its reasonable control, including fire, flood strikes, labour troubles or other industrial disturbances, unavoidable accidents' governmental regulations, riots and insurrections.

    2. Upon occurrence of any of the said causes or circumstances, the affected party shall immediately notify the other party with such detail as possible and shall promptly inform the other party of any further developments. Immediately after the cause is removed the affected party shall perform such obligations with all due speed. The time of fulfilment shall be extended until such causes or circumstances shall have been eliminated.

    3. If an event of force majeure continues for more than 6 months the other party has the right to terminate this Agreement with thirty (30) days prior written notice to the party claiming force majeure.

Article 14. Assignment

    1. Neither party shall assign, transfer or otherwise dispose of this Agreement in whole or in part to any third party without the prior written consent of the other party in writing.

Article 15. Language, Applicable Law

    1. Except where otherwise provided herein the language to be used under this Agreement shall be the English language.

    2. This Agreement shall be construed and interpreted in accordance with the laws of Switzerland.

Article 16. Notices

All communication notices or the like between the parties shall be valid when made by e-mail or telefax communication subsequently to be confirmed in writing and addressed to the followinq addresses:

To: Membran-Fiitrations Technik GmbH
Vitalisstr. 314
D-50829 Koln
Germany
Tel. 0049 - (0)221 - 9499070
Fax 0049 - (0)221 - 9499077

To: Swiss-lndo Trade & Invest SA
Route de Fribourg 15
CH 1723 Marly
Switzerland
Tel.0041-264353333
Fax 0041-264353334

Article 17. Entire Agreement

This Agreement constitutes the entire agreement and understanding between the parties hereto relative to the subject matter hereof and there are no understandings agreements, conditions and representations, oral or written, expressed or implied, with reference to the subject matter hereol that are not merged herein or superseded hereby..

Article 18. Settlement of Disputes

Both parties shall first try to settle, upon friendly consultation between them, all disputes which may arise in connection with this Aqreement includinq anv breach hereof and if agreement shall not be arrived at between them, such disputes shall be finally settled by arbitration pursuant to the Rules of'Arbitraftion of the International Chamber of Commerce by which each partv shall be bound Arbitration shall be held in Geneva, Switzerland, in the English languag, unless the parties agree otherwise. For evidence that friendly agreement has not been reached, notice to the other party that agreement has not been reached is sufficient.

Article 19. Waiver, Amendments

Failure of either party at any time to require the strict performance by the other party of any of the provisions of this Agreement shall in no way affect the right thereafter to enforce the same, nor shall the waiver of any term or provision hereof be taken or held to be a waiver of any subsequent breach thereof or as nullifying the effectiveness of such term or provision. Any waiver or modification or alteration or addition to this Agreement or any of its terms or provisions shall not be binding on either party unless made in writing and signed by the duly authorized legal representatives of the parties respectively.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement in duplicate to be executed by their respective duly authorized representatives on the day and year first above written, and each party shall keep one (1) copy hereof for itself.

MFT
Membran-Filtrations-Technik GmbH

By:  /s/  Hans-Ulrich Hubbel
Hans-Ulrich Hubbel, President

Signing Date:  10.08.09

Swiss-Indo

By:  /s/  Michel Gruering
Michel Gruering, President

Signing Date:  12.08.09